UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2003

PACIFIC CMA, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-27653	84-1475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4750 Table Mesa Drive Boulder, CO	80305
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 494-3000

ITEM 5.        OTHER EVENTS AND REQUIRED FD DISCLOSURE

On November 18, 2003, pursuant to Subscription Agreements by and between Pacific CMA, Inc. (the "Company"), and certain institutional and accredited investors (collectively, the "Investors"), the Company sold (the "Offering") to the Investors in the aggregate 1,242,240 shares of its common stock (the "Common Stock") for $2,000,000. The $1.61 per share purchase price represented a twenty-five (25%) percent discount from the twenty (20 day average closing price of the Common Stock on November 11, 2003). Investors in the Offering also received five (5) year warrants (the "Warrants") to purchase in the aggregate 621,118 shares of Common Stock (collectively, the "Warrant Shares") which Warrants are exercisable at an exercise price of (i) $2.17 per share for 310,559 Warrant Shares and (ii) $1.61 per share for 310,559 Warrant Shares. The Warrants contain certain anti-dilution rights.

Pursuant to a Registration Rights Agreement dated November 18, 2003 by and between the Company and the Investors, the Company has agreed to register for sale under the Securities Act of 1933, as amended, all the shares of Common Stock and Warrant Shares issued in the Offering. The Company has agreed to file with and have declared effective by the SEC a registration statement covering all such shares no later than thirty (30) days and ninety (90) days following the actual closing of the Offering, respectively. The Company also granted piggyback registration rights in connection therewith.

In connection with the Offering, the Company paid commissions of ten (10%) percent of the gross proceeds raised in the Offering and issued five (5) year warrants to purchase 186,358 shares of Common Stock at an exercise price of $1.93 per share to a registered broker/dealer. Such 186,358 shares of Common Stock equal ten (10%) percent of the aggregate number of shares of Common Stock and Warrant Shares issued to the Investors in the Offering. At the closing, the Company also issued additional warrants to purchase in the aggregate 300,000 shares of Common Stock. The Company issued such warrants to an investment banking firm who advised the Company in connection with the Offering and a public relations firm. The warrants have exercise prices ranging from $.80 per share to $1.20 per share and the shares of Common Stock underlying such warrants have piggyback registration rights.

On November 19, 2003, the Company issued a press release relating to the Offering, a copy of which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

       (a)       Not Applicable
       (b)       Not Applicable
       (c)       Exhibits required by Item 601 of Regulation S-K
Exhibit No.	Description of Document

99.1	Press Release of the Registrant dated November 19, 2003, relating to the November 2003 private placement transaction of common stock and warrants by the Company.

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC CMA, INC.

By:/S/ HENRIK M. CHRISTENSEN
Henrik M. Christensen, Director

Date: November 19, 2003

Exhibit 99.1

Source: Pacific CMA Inc.

For Immediate Release

PACIFIC CMA SECURES $2 MILLION IN EQUITY FINANCING

New York, November 19, 2003 Pacific CMA Inc. (OTC BB:PCCM.OB - News), a global freight forwarding/supply chain logistics services company, today announced that it has secured $2 million in equity financing through a private placement of securities.

The private placement has resulted in the issuance of 1,242,236 million shares of Pacific CMA common stock to a group of institutions and other accredited investors. In addition to the common shares, the investors received a stock purchase warrant to buy one share of Pacific CMA common stock for each two shares acquired in the placement. Details of the private placement are contained in a Form 8-K being filed today with the Securities and Exchange Commission.

The net proceeds will be used by Pacific CMA for working capital and to fund the Company's ongoing growth.

Duncan Capital LLC, a merchant banking/investment banking firm headquartered in New York City, advised Pacific CMA on the financing.

Alfred Lam, Chairman of Pacific CMA, said, "This financing was led by several sophisticated U.S. institutional investors, and we are very gratified that our Company has their support."

Pacific CMA Inc. is a non-asset based logistics/freight forwarder providing supply-chain logistics services. Pacific CMA's services include freight forwarding and warehousing services, which encompass the coordination of shipping and the storage of raw materials, supplies, components and finished goods. The Company facilitates the movement of freight to and from anywhere in the world either by air, sea or land, with particular focus on business between the Far East and the United States.

This news release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand.

Contact :	Duncan Capital LLC - Jay M. Green 212-581-5150
Pacific CMA, Inc. - Henrik M. Christensen 212-945-7117